CONTACT:      Christopher Payan
           Chief Executive Officer
            (516) 390-2134

FOR IMMEDIATE RELEASE

EMERGING VISION OBTAINS $6 MILLION CREDIT FACILITY

FINALIZES ACQUISITION OF THE OPTICAL GROUP

Garden City, New York – August 17, 2007 – Emerging Vision, Inc. (“EVI” or the “Company”) (OTCBB: ISEE.OB) (www.emergingvision.com), a leading provider of eye care products and services, and one of the largest franchised optical chains in the United States, today announced that the Company has obtained a revolving credit facility providing for aggregate borrowings of up to $6 million with Manufacturers and Traders Trust Corporation (“M&T).  The credit facility, which replaces the Company’s previous revolving line with M&T (which was $2 million), matures in August 2009 and will accrue interest at the variable rate of LIBOR plus 2.75%.

In addition, in connection with obtaining the revolving line with M&T, the Company finalized its acquisition of The Optical Group and its affiliate (collectively, “TOG”), one of the leading optical group purchasing organizations in Canada, for $3.8 million CAD (approximately $3.6 million USD) in cash.  Among the other assets and liabilities included in this acquisition, the Company acquired the accounts receivable of TOG, and assumed certain accounts payable of TOG, effective as of July 1, 2007.  For the twelve months ended June 30, 2007, TOG had unaudited revenues of approximately $41 million CAD (approximately $36 million USD).  TOG currently has approximately 525 active members in its optical group purchasing business.

Christopher Payan, Chief Executive Officer of Emerging Vision, commented, “We are pleased to be continuing our relationship with M&T Bank.  Obtaining the increased revolving credit facility, particularly in the current lending environment, is a testimony to the renewed strength of our operations and the great strides we have made over the past few years.  This funding will enable us to continue to execute our business strategy, as we look to diversify through future growth opportunities, and continue to build value for our shareholders.”

Mr. Payan continued: “We are extremely excited about the acquisition of The Optical Group and the current and future benefits it will contribute toward the continued growth of our organization.  Aside from the positive financial impact this acquisition is expected to have on the Company, in both significantly increasing our revenues and having an accretive effect on earnings, I am particularly pleased that we were successful in financing this acquisition solely through the use of debt, thus preventing any dilutive effect on our shares.  I and my management team remain committed to continue delivering value in the future.”

The Company anticipates filing a Current Report on Form 8-K in early September where more complete financial details and pro forma information on the acquired entities, including the effect on earnings, will be disclosed.

About Emerging Vision
Emerging Vision, Inc. is a leading provider of eye care products and services and currently operates one of the largest franchised optical chains in the United States. Principally under the Sterling Optical and Site for Sore Eyes brands, the Company has 160 franchised and company-owned stores located across 15 states, the District of Columbia, Canada and the U.S. Virgin Islands. Most of the Company's stores offer prescription and non-prescription eyeglasses, eyeglass frames, ophthalmic lenses, contact lenses, sunglasses, and a range of ancillary items. Additionally, the Company operates Combine Buying Group, Inc., one of the leading optical purchasing groups in the United States and OG Acquisition, Inc. (d/b/a The Optical Group), one of the leading optical purchasing groups in Canada, which provide their members with vendor discounts on optical products. The Company also operates VisionCare of California (d/b/a Sterling VisionCare), a specialized health care maintenance organization that employs licensed optometrists to provide services for stores located in California. For more information, visit Emerging Vision's website at www.emergingvision.com.

Certain statements made in this news release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors are discussed in detail in Form 10-K for the fiscal year ended December 31, 2006. Given these uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements contained in the Annual Report on Form 10-K or this news release except as required by law.